Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2016, in the Registration Statement and related Prospectus of Wingstop Inc. (formerly Wing Stop Holding Corporation) and Subsidiaries for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

March 4, 2016